FOR IMMEDIATE RELEASE
For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces 2nd Quarter Earnings and Dividend
And Progress Toward Relationship Pricing

Lewiston, MAINE (January 18, 2008)--Northeast Bancorp (NASDAQ:  NBN), today announced that net income for the second quarter was $402,428, or $0.17 per diluted share, as compared to earnings for the same period last year of $417,356, representing a decline of 4%.  Net income for the six months ended December 31, 2007 was $832,993, or $0.35 per diluted share, representing a 4% decrease as compared to net income for the previous six months of $872,023, or $0.35 per diluted share.

The decrease in net income for the three and six months ended December 31, 2007 compared to the same periodsone year ago resulted primarily from decreased net interest income due to the continuing pressure on cost of funds which resulted in continued margin compression, as well as the impact of additional overhead expenses related to the company’s insurance division expansion strategy.

Noninterest income for the quarter ended December 31, 2007 was $2,396,885, a record 27% increase over the same quarter of the prior year.  For the six months ended December 31, 2007, noninterest income was $4,386,257, a 31% increase over the prior six months.

The substantial increase in noninterest income was attributable to further implementation of the company’s business plan to continue to diversify its revenue stream, including the acquisition of two insurance agencies during the quarter ended December 31, 2007. With these acquisitions, a total of seven agencies have been acquired in just over a year.  Insurance commissions have increased 159% in the past quarter and 130% over the past six months.

“We continue to generate strong revenue numbers across all lines of business,” said Jim Delamater, Presidentand CEO of Northeast Bancorp.  “I am pleased with the results of our well-executed plan.  We remain committed to growing the revenue side of the business to increase the value of the franchise and diversify our revenue streams. Total noninterest income now represents 40% of our total revenueandgenerated an increase of 8percentage points over this same period last year.”

Total assets reported for the second quarter ended December 31, 2007 were $588 million as compared to $559 million for the same period last year.  “We’ve been talking about the interest rate environment and the irrational pricing for the past eight quarters.  With the shake up in the credit markets, we feel that our focus on the sound management of both our interest rate risk and credit risk to protect the integrity of our balance sheet,will be validated in this environment,” continued Delamater.

The provision for loan losses of $179,653 for the three months ended December 31, 2007 was a decrease of $195,893 compared to the same period one year ago and was due generally to a decrease in the loan portfolio. For the six months ended December 31, 2007, the provision for loan losses of $369,935 was a decrease of $306,397 compared to the six months ended December 31, 2006.

Delamater noted, “We have experienced an increase in delinquent loans, loans in process of foreclosure, and non-accrual loans, but management believes that the allowance for loan losses is adequate for the increased risk of loss suggested by these trends.”

The allowance for loan losses has remained unchanged from December 31, 2006 to December 31, 2007.  The allowance for loan losses as a percentage of outstanding loans was 1.41% at December 31, 2007 compared to 1.33% for the same period one year ago.  Outstanding loans decreased compared to June 30, 2007 by $17,335,648 and compared to December 31, 2006 by $26,388,330 to $408,235,770 at December 31, 2007.

Delamater said, “While the markets are currently focused on the credit situation, we’ve remained committed to delivering integrated financial solutions for our customers encompassing not only banking, but insurance and investments. We believe that this strategy is paying off.  It is for this reason that we are pleased to announce we are moving forward with our ability to relationship price across all business lines, a tactic that implements the strategy that we have been developing for years.”

Relationship pricing is the process of analyzing each customer relationship and delivering pricing options that create savings in terms of reduced rates and fee discounts for different lines of business.  The Company reports it is in the final stages of the software implementation and the initial training phase for the business development team, teaching the fundamentals of customer profitability and product pricing for value.

Delamater added, “It was always our goal to create a one-stop shop for financial products and leverage the synergies of our product lines at the point of sale.  Our business lines work together as a team of financial professionals to provide customized pricing structures for each customer, allowing us to build relationships one at a time.  True system-based relationship pricing is unique in the community banking marketplace and a capability that we believe will set us apart from our competition.”

In addition to announcing earnings, the Board of Directors declared a dividend of $0.09 per share payable on February 22, 2008 to shareholders of record as of the close of business on February 1, 2008.  Northeast Bancorp common shares trade on the NASDAQ stock exchange with approximately 2.3 million shares outstanding and, as of December 31, 2007, had a book value of $17.73 per share, an increase from $16.78 at the end of the same period last year.

“Northeast Bank is a strong company with a focused business plan and a strong brand.  We believe our value lies in the diversity of our product mix, our commitment to relationship pricing, our diligent focus on risk management and, most of all, our need-based approach to working with our customers,” Delamater explained.

Northeast Bancorp, headquartered at 500 Canal Street, Lewiston, ME 04240, is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank is a leader in delivering one-stop shopping for financial services.  Together with its wholly-owned subsidiary, Northeast Bank Insurance Group, Inc., the Company operates 25 retail and insurance locations in Maine and now Seacoast New Hampshire, and derives its income from a combination of traditional banking services and non-traditional financial products and services, including insurance and investments.

Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, and ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person wishing to utilize the services of Northeast Bancorpor its subsidiaries or interested in learning more about the Company can access its web site at www.northeastbank.com.

This communication contains certain “forward-looking statements”.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this report and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2007.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information--Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,		%	December 31,		%
	2007	2006	Change	2007	2006	Change
Selected financialinformation

Income statement data:

Interest income	$9,073	$9,036	0%	$18,029	$18,058	0%
Interest expense	5,503	5,034	9%	10,867	9,941	9%
Net interest income	3,570	4,002	-11%	7,162	8,117	-12%
Provision for loan losses	180	376	-52%	370	676	-45%
Net interest income after provision for loan losses	3,390	3,626	-7%	6,792	7,441	-9%

Gain on sale of loans	121	145	-17%	274	240	14%
(Loss) gain on securities	(2)	18	-111%	(8)	22	-136%
Investment brokerage income	586	637	-8%	984	1,009	-2%
Insurance agency income	1,099	425	159%	1,965	854	130%
Other noninterest income	592	662	-11%	1,171	1,225	-4%
Noninterest Income	2,396	1,887	27%	4,386	3,350	31%
Noninterest expense	5,281	4,964	6%	10,122	9,634	5%
Operating income before income tax	505	549	-8%	1,056	1,157	-9%
Income tax expense	103	132	-22%	223	285	-22%
Net income	$402	$417	-4%	$833	$872	-4%

Per share data:
Basic earning per common share	$0.17	$0.17	0%	$0.35	$0.36	-3%
Diluted earnings per common share	$0.17	$0.17	0%	$0.35	$0.35	0%
Weighted average shares outstanding:
Basic	2,357,104	2,452,529	-4%	2,386,528	2,450,646	-3%
Diluted	2,370,853	2,471,365	-4%	2,402,895	2,470,994	-3%

Book value per share	$17.73	$16.78		$17.73	$16.78
Tangible bookvalue per share	$11.91	$14.66		$11.91	$14.66

Net interest margin	2.66%	3.00%		2.71%	3.05%
Net interest spread	2.39%	2.65%		2.40%	2.71%
Return on average assets (annualized)	0.28%	0.29%		0.29%	0.31%
Return on equity (annualized)	3.85%	4.01%		4.01%	4.26%
Tier I leverage ratio (Bank)	6.89%	8.63%		6.89%	8.63%
Tier I risk-based capital ratio (Bank)	9.61%	11.64%		9.61%	11.64%
Total risk-based capital ratio (Bank)	10.86%	12.89%		10.86%	12.89%
Efficiency ratio	89%	84%		88%	84%
Nonperforming loans	6,610	4,898		6,610	4,898
Total nonperforming assets	6,610	4,902		6,610	4,902
Nonperforming loans as a % of total loans	1.62%	1.13%		1.62%	1.13%
Nonperforming assets as a % of total assets	1.12%	0.88%		1.12%	0.88%

	December 31,		%
	2007	2006	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$129,754	$82,426	57%
Loans held for sale	706	946	-25%
Loans	408,236	434,624	-6%
Allowance for loan losses	5,756	5,758	0%
Goodwill & intangibles	13,537	5,198	160%
Total assets	588,398	559,508	5%

Deposits:
NOW and money market	63,772	64,118	-1%
Savings	19,674	20,914	-6%
Certificates of deposits	225,975	218,652	3%
Brokered time deposits	20,957	32,312	-35%
Noninterest-bearing deposits	33,271	35,275	-6%
Total deposits	363,649	371,271	-2%

Borrowings	180,523	143,755	26%
Shareholders' equity	41,219	41,155	0%

Shares outstanding	2,324,182	2,452,632	-5%